Exhibit 99.1

INVESTOR
Immediately	MEDIA:	RELATIONS:
	Jim Fitzwater	Eric Norris
	(215) 299-6633	(215) 299-6538

FMC Corporation Executes $600 Million Credit Agreement

PHILADELPHIA, November 1, 2004 — FMC Corporation (NYSE: FMC) today announced that on October 29, 2004, it executed an amendment of its credit agreement increasing commitments to $600 million. The five-year agreement provides for a $400 million revolving credit facility, a $100 million term loan and a $100 million stand-alone letter of credit facility.

In addition to the expanded size, the new credit agreement incorporates improved pricing, terms and conditions reflecting the Company’s significantly improved credit profile. The Company expects to achieve significant savings from the approximately $140 million reduction in its term loan borrowings, the elimination of its restricted cash balances and savings from lower interest rate margins under its new credit agreement.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,300 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2003 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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